UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
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___________________________
BURFORD CAPITAL LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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April 28, 2025

Burford Capital Limited
Additional Definitive Proxy Soliciting Materials

The following information is being shared by Burford Capital Limited (“Burford”, “we”, “us” or “our”) with holders of its ordinary shares beginning on April 28, 2025 in response to a recommendation by Institutional Shareholder Services (“ISS”) in connection with the proposals included in Burford’s definitive proxy statement (the “2025 Proxy Statement”), which was filed with the US Securities and Exchange Commission (the “SEC”) on April 3, 2025 and is available at
https://www.sec.gov/Archives/edgar/data/1714174/000171417425000070/0001714174-25-000070-index.htm.

ISS has recommended that shareholders vote against the re-election of two directors, namely Christopher Halmy (the Vice Chair and putative Chair in 2027) and Robert Gillespie. ISS’ recommendation is based on a misunderstanding of facts that have been clearly explained previously to shareholders and also, in the case of Mr Halmy, a factual error about the date on which he joined Burford’s board of directors (the “Board of Directors”).

Notably, Glass Lewis does not concur with ISS’ recommendation and has supported both directors’ re-election to the Board of Directors.

We ask shareholders to disregard ISS’ recommendation and re-elect Messrs Halmy and Gillespie to the Board of Directors.

ISS’ entire analysis is as follows:

The company has had ineffective internal control over financial reporting since FY2021. This issue poses serious risks to shareholders and indicates that the audit committee has failed to provide sufficient oversight over the financial reporting process at the company over the past year. As such, support is not warranted to Audit Committee members Robert Gillespie and Christopher (Chris) Halmy.

What ISS appears to have done is to conflate two entirely different matters: (i) the modifications to Burford’s valuation approach (which caused valuations to increase) that were driven by engagement with the SEC as extensively reported to shareholders and affected Burford’s consolidated financial statements for the years ended December 31, 2020, 2021 and 2022; and (ii) the current reported material weakness in financial controls relating to a lack of available evidence to demonstrate the precision of management’s review of the process to determine certain assumptions used in the measurement of the fair value of capital provision assets, which material weakness did not result in misstatements to our consolidated financial statements. Those matters are unrelated to each other and certainly do not provide any basis—even under ISS’ own guidelines—for terminating two valuable and experienced directors. (Moreover, Mr Halmy was not even on the Board of Directors in 2021.) Glass Lewis agrees, having recommended a vote in favor of re-election of both Messrs Halmy and Gillespie to the Board of Directors.

As evident from their bios contained in the 2025 Proxy Statement, both Messrs Halmy and Gillespie are extremely qualified to serve as members of the Board of Directors and on the audit committee of the Board of Directors (the “Audit Committee”), with each having contributed significantly to the success of Burford. Mr. Gillespie helped to oversee Burford’s listing on the New York Stock Exchange in 2020, with Burford having been the first publicly-traded legal finance company in the US, and the transition from reporting under the International Financial Reporting Standards to reporting under generally accepted accounting principles in the United States, which has been proven successful with over 80% of trading volume now occurring in the United States. Together, Messrs Halmy and Gillespie oversaw the engagement with the SEC that led to the successful modification of Burford’s valuation framework and we believe solidified Burford’s position as a leader across the legal finance industry. In addition, Messrs Halmy and Gillespie have guided Burford through the successful transition from “foreign private issuer” to a US domestic public company with the filing of Burford’s first Annual Report on Form 10-K this March 2025.

We also ask shareholders to vote in favor of our executive compensation.

While we are addressing ISS’ recommendations, we would also note that ISS has recommended a vote against executive compensation because ISS dislikes the use of carried interest allocations, just as ISS regularly recommends against compensation at other alternatives firms including Ares, TPG, Carlyle and Apollo on the same basis. We think this position is misguided and we believe—as do the world’s largest and most successful alternative managers—that carried interest allocations align the interests of management and shareholders, in that management is only paid carried interest allocations when investments produce profitable cash flow without regard to any fair value or accounting movements. We encourage shareholders to vote in favor of our executive compensation, which is consistent with our approach to compensation for many years, has been fully described to shareholders and is commensurate with our cash performance.

Bios of Messrs Halmy and Gillespie

Each of Mr. Gillespie and Mr. Halmy is an independent and qualified member of the Audit Committee. Mr. Halmy is an independent non-executive director, the Vice Chair of the Board of Directors, the Chair of the Audit Committee and a member of the Compensation Committee. He has served as a director on the Board of Directors since May 2022. Mr. Halmy was most recently a Senior Advisor to McKinsey & Company from August 2019 to December 2024, focusing predominantly on auto lending. Prior to McKinsey & Company, Mr. Halmy was the Chief Financial Officer of Ally Financial Inc. (NYSE: ALLY), where he led the multinational initial public offering and was responsible for Ally Financial Inc.’s $25 billion investment portfolio. Before that, Mr. Halmy worked in various finance, accounting and treasury roles at Bank of America and JP Morgan. He began his career as a senior accountant at Deloitte. Mr. Halmy also serves as an independent member of the board of directors, the chair of the finance and investment committee and a member of the audit committee of Western Alliance Bancorporation (NYSE: WAL) and as the independent chair of the board of directors and the chair of the audit committee of Mercury® Financial LLC. He has previously served as an independent member of the board of directors of Mosaic Sustainable Finance Corp., a financing company focusing on residential solar energy, and an independent member of the board of directors of Spectrum Automotive Holdings Corporation prior to its sale in 2021. Mr. Halmy is a Certified Public Accountant and earned his MBA and undergraduate degrees from Villanova University. Mr. Halmy’s extensive experience in finance, accounting and treasury and professional background as the Chief Financial Officer of a large, publicly traded financial institution make him a valuable member of the Board of Directors.

Mr. Gillespie is an independent non-executive director and the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. He has served as a director on the Board of Directors since May 2020. Mr. Gillespie had a lengthy career as an investment banker, spending more than 25 years at UBS and its predecessors in a range of senior positions, including Vice Chairman, Chief Executive Officer, EMEA, and Joint Global Head of Investment Banking, while also serving on the Group Managing Board and the Management Committee for many years. Mr. Gillespie started his career as a Chartered Accountant at PricewaterhouseCoopers. Mr. Gillespie is the chair of the board of directors and a member of the audit committee of the UK Export Finance, a ministerial department of the UK government that functions as the export finance agency, and also serves as the non-executive chair of the board of directors of Spirit Yacht Holdings Ltd. He has previously served as a non‐executive director of NatWest Group plc (formerly known as Royal Bank of Scotland plc) and certain of its principal subsidiary companies and was the chair of NatWest Group plc’s remuneration committee and a member of NatWest Group plc’s audit, risk and nominating and governance committees. In addition, Mr. Gillespie also served as the Director General of the UK Takeover Panel, a non-executive director of Citizens Financial Group Inc. and Ashurst LLP, a law firm, and as the non-executive chair of the board of directors of Boat Race Company Ltd., Somerset House Trust and the Council of Durham University, from which he graduated with a degree in economics. Mr. Gillespie’s extensive experience in finance, accounting, risk management and governance and years of experience serving on the boards of directors of both public and private companies make him a valuable member of the Board of Directors.

For further information, please contact:

Burford Capital Limited
For investor and analyst inquiries:
Americas: Josh Wood, Head of Investor Relations - email	+1 212 516 5824
EMEA & Asia: Rob Bailhache, Head of EMEA & Asia Investor Relations - email	+44 (0)20 3530 2023
For press inquiries:
David Helfenbein, Senior Vice President, Public Relations - email	+1 212 516 5824

Deutsche Numis - NOMAD and Joint Broker	+44 (0)20 7260 1000
Giles Rolls
Charlie Farquhar

Jefferies International Limited - Joint Broker	+44 (0)20 7029 8000
Graham Davidson
James Umbers

Berenberg – Joint Broker	+44 (0)20 3207 7800
Toby Flaux
James Thompson

Yasmina Benchekroun

About Burford Capital

Burford Capital is the leading global finance and asset management firm focused on law. Its businesses include litigation finance and risk management, asset recovery and a wide range of legal finance and advisory activities. Burford is publicly traded on the New York Stock Exchange (NYSE: BUR) and the London Stock Exchange (LSE: BUR) and works with companies and law firms around the world from its global network of offices.

For more information, please visit www.burfordcapital.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any ordinary shares or other securities of Burford.

This press release does not constitute an offer of any Burford private fund. Burford Capital Investment Management LLC, which acts as the fund manager of all Burford private funds, is registered as an investment adviser with the US Securities and Exchange Commission. The information provided in this press release is for informational purposes only. Past performance is not indicative of future results. The information contained in this press release is not, and should not be construed as, an offer to sell or the solicitation of an offer to buy any securities (including interests or shares in any of Burford private funds). Any such offer or solicitation may be made only by means of a final confidential private placement memorandum and other offering documents.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor provided for under these sections. In some cases, words such as “aim”, “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “guidance”, “intend”, “may”, “plan”, “potential”, “predict”, “projected”, “should” or “will”, or the negative of such terms or other comparable terminology, are intended to identify forward-looking statements. Although Buford believes that the assumptions, expectations, projections, intentions and beliefs about future results and events reflected in forward-looking statements have a reasonable basis and are expressed in good faith, forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause Burford’s actual results and events to differ materially from (and be more negative than) future results and events expressed, projected or implied by these forward-looking statements. Factors that might cause future results and events to differ include, among others, those discussed in the “Risk Factors” section of Burford’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the US Securities and Exchange Commission on March 3, 2025. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements contained in the periodic and current reports that Burford files with or furnishes to the US Securities and Exchange Commission. Many of these factors are beyond Burford’s ability to control or predict, and new factors emerge from time to time. Furthermore, Burford cannot assess the impact of each such factor on its business or the extent to which any factor or combination of factors may cause actual results and events to be materially different from those contained in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on Burford’s forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Burford or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this press release and, except as required by applicable law, Burford undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.